Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Actuate Therapeutics, Inc. of our report dated February 29, 2024 (except for the retroactive effect of the 1-for-1.8 reverse stock split as described in the “Reverse Stock Split” section of Note 1, as to which the date is June 7, 2024, and except for Note 14, as to which the date is March 13, 2025), relating to the consolidated financial statements of Actuate Therapeutics, Inc. and subsidiary as of December 31, 2023 and for the year then ended, appearing in the Annual Report on Form 10-K of Actuate Therapeutics, Inc. for the year ended December 31, 2024.

/s/ KMJ Corbin & Company LLP

Glendora, California
May 15, 2025